Exhibit 99.1

Contact: Jane E. Shaw, Ph.D., (650) 864-7333

AEROGEN, INC. APPOINTS ROBERT ROE, MD, TO BOARD OF DIRECTORS

MOUNTAIN VIEW, CA, December 16, 2004 — Aerogen, Inc. (Nasdaq: AEGN) today announced the appointment of Robert L. Roe, M.D., F.A.C.P., President of Corcept Therapeutics, Inc., to the Aerogen Board of Directors.  Dr. Roe replaces Mr. Philip Young, who has been a long time Director of the company.

Dr. Roe, who has over 28 years of management and pharmaceutical experience, is currently President of Corcept Therapeutics, Inc., in Menlo Park, California.  He has served as President and Chief Executive Officer of Allergenics, Inc., Executive Vice President, Chief Operating Officer and a director of Cytel Corporation, Executive Vice President, Chief Operating Officer and a director of Chugai Biopharmaceuticals, Inc. and President of the Development Research Division and Senior Vice President of Syntex Corporation. Dr. Roe received his A.B. from Stanford University and his M.D. from the University of California, San Francisco.

“I welcome Dr. Roe to our Board, and look forward to his contributions to our corporate activities; his considerable knowledge and background in pharmaceutics, clinical development and regulatory affairs will make him an invaluable addition to our team as we continue to advance our specialty pharmaceutical business,” said Jane E. Shaw, Ph. D., Aerogen’s Chairman and CEO.

“The addition of Dr. Roe maintains the size of the Board at six.  Mr. Philip Young recently resigned due to his other commitments as a General Partner of U.S. Venture Partners, which has recently closed a new fund.  Aerogen has benefited from Mr. Young’s guidance and experience over the decade since the company’s inception and we thank him for his many years of service to the company and it’s shareholders; we will miss his wisdom and counsel,” continued Shaw.

Aerogen, a specialty pharmaceutical company, develops products based on its OnQ™ Aerosol Generator technology to improve the treatment of respiratory disorders in the acute care setting.  Aerogen currently markets the Aeroneb® Professional Nebulizer System for use in hospitals.  Aerogen has presented the results of its first Phase 2 clinical study evaluating delivery of aerosolized amikacin for the treatment of ventilator-associated pneumonia.  Following amikacin, additional drug products targeting improved respiratory therapy in the acute care setting are in the feasibility and pre-clinical stages of development.  In the U.S., Aerogen has commercialized the Aeroneb® Go Nebulizer for home use through its commercial partner, Evo Medical Solutions, Inc.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for use of its technology in the delivery of novel compounds that treat respiratory and other disorders.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland.  For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”) on April 14, 2004 and its Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2004 filed with the SEC on November 15, 2004. Aerogen does not undertake any obligation to update forward-looking statements.

# # #